Exhibit 10.39
September 24, 2007
Mr. Sam Cogdill
Chairman
Amaizing Energy Holding Company, LLC
2404 West Highway 30
Denison, IA 51442
Dear Sam:
This is to confirm the engagement of William Blair & Company, L.L.C. (“Blair”) by Amaizing Energy Holding Company, LLC (the “Company”) to render certain investment banking services in connection with a possible sale by the Company of securities (the “Offering”) which could include, without limitation, equity securities of the Company; options, warrants or rights to acquire equity securities or securities convertible into or exchangeable for equity securities of the Company.
1.	Services to Be Rendered. Blair will perform such of the following services in connection with the Offering as the Company may reasonably request:
a.	Blair will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

b.	Blair will identify a number of possible investors, which might have an interest in evaluating participation in the Offering;

c.	Upon authorization from the Company, Blair will contact one or more of such possible investors;

d.	Blair will assist the Company and its Board of Directors in evaluating proposals received from any such possible investors;

e.	Blair will participate with the Company and its counsel in negotiations relating to the Offering; and

f.	Blair will participate in meetings of the Board of Directors of the Company (such participation to be in person or by telephone, as appropriate) at which the Offering is to be considered and, as appropriate, will report to the Board of Directors with respect thereto.
In connection with Blair’s activities on the Company’s behalf, the Company agrees to cooperate with Blair and will furnish to, or cause to be furnished to, Blair all information and data concerning the Company (the “Information”) which Blair reasonably deems appropriate for purposes of its involvement in the Offering or otherwise and will provide Blair with access to the Company’s officers, directors, employees and advisors. The Company represents and warrants that all Information made available to Blair by the Company with respect to a Offering will be complete and correct and that any projections, forecasts or other Information provided by the Company to Blair will have been prepared in good faith and will be based upon reasonable assumptions. The Company agrees to promptly notify Blair if the Company believes that any Information, which was previously provided to Blair, has become materially misleading. The Company acknowledges and agrees that, in rendering its services hereunder, Blair will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Blair) without

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independent verification thereof or independent appraisal or evaluation of the Company, or any party to the transaction. Blair does not assume responsibility for the accuracy or completeness of the Information, any offering documents or any other information regarding the Company. If all or any portion of the business of the Company is engaged in through subsidiaries or other affiliates, the references in this paragraph to the Company will, when appropriate, be deemed also to include such subsidiaries or other affiliates.
It is further understood that any advice rendered by Blair during the course of participating in negotiations and meetings of the Board of Directors of the Company, as well as any written materials provided by Blair, are intended solely for the benefit and confidential use of the Board of Directors and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without Blair’s prior written consent.
Blair acknowledges that no sales of securities may be made pursuant to the Company’s registration statement as filed with the SEC, and as may be amended from time to time, until the SEC and each state securities bureau declares the registration statement effective. Blair is a registered broker-dealer under the Securities Exchange Act of 1934, as amended.
2.	Fees. The Company agrees to pay Blair a retainer fee of $50,000 upon execution of this letter agreement. In addition, in the event that the Offering is consummated the Company will pay or cause to be paid to Blair a fee (the “Placement Fee”) equal to a percentage of the total consideration received by the Company and its stockholders as a result of such consummation (the “Transaction Consideration”) as outline below, less the amount of the retainer previously paid:

Placement Fee Calculation Table
Transaction
Consideration
(in millions)	Cash Fee
$0 to $20.0	6.0% of Transaction Consideration

$20.1 to $30.0	$1.2 million plus 5% on amounts between $20.1 and $30.0 million

$30.1 to $40.0	$1.7 million plus 4.0% on amounts between $30.1 and $40.0 million

Amounts in excess of $40.0 million	$2.1 million plus 3.5% on amounts in excess of $40.0 million
For purposes of this letter agreement, the term “Transaction Consideration” will mean the total amount of cash and the fair market value of the other property paid or payable directly or indirectly to the Company, any of its security holders or any of its directors or executive officers in connection with the Offering. Transaction Consideration will exclude cash raised by the Company from non-institutional investors pursuant to the Company’s retail equity offering, all as more fully described in the Company’s S-1 registration statement on file with the Securities and Exchange Commission and the investors listed on Schedule A of this engagement agreement (the “Schedule A Investors”). Accordingly, Transaction Consideration for the purpose of computing the Placement Fee will exclude equity raised by Smith Hayes Financial Services Corporation pursuant to its agreement to render certain investment banking services on behalf of the Company for the purpose of raising equity from non-institutional investors in the Company’s retail equity offering described between the Company and Smith Hayes Financial Services Corporation dated September ___, 2007.
The exclusion of Transaction Consideration purchased by Schedule A investors shall apply to the first $5.0 million of Transaction Consideration provided by such investors and only to the extent the

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Company elects to forego Transaction Consideration sourced pursuant to Blair’s engagement hereunder from other investors. For the purposes of this letter agreement, “non-institutional investors” shall mean any investor that based its decision to invest in the Company on information received at a retail equity drive meeting conducted by the Company and Smith Hayes Financial Services Corporation.
The Placement Fee will be payable in full upon the closing of the Offering; provided, however, that if the Transaction Consideration includes consideration the receipt of which is contingent upon the passage of time or the occurrence of some future event or circumstance (“Contingent Value”), the portion of the Placement Fee attributable to such Contingent Value will be paid to Blair at the earlier of (x) the date on which payment of such Contingent Value is due or (y) the time that such Contingent Value can be determined or reasonably estimated.
If any portion of the Transaction Consideration is received in the form of securities for which a public trading market existed prior to consummation of the Offering, the value of such securities, for purposes of calculating the Transaction Consideration, will be determined by the closing or last sales price for such securities on the last trading day prior to the consummation of the Offering. If such securities do not have an existing public trading market, the value of the securities will be the mutually agreed upon fair market value thereof provided that promissory notes or other debt obligations will be valued at the face amount thereof.
3.	Expenses. The Company will reimburse Blair for all out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by Blair) reasonably incurred by it in connection with its engagement hereunder. Such reimbursement will be payable promptly upon submission by Blair of statements to the Company.

4.	Indemnification. Blair and the Company have entered into a separate indemnity agreement, dated the date hereof (the “Indemnity Agreement”), providing among other things for the indemnification of Blair by the Company in connection with Losses and Expenses (as defined in the Indemnity Agreement) in connection with Blair’s engagement hereunder. The terms of the Indemnity Agreement are incorporated by reference into this letter agreement.

5.	Termination. Blair’s engagement hereunder may be terminated by either the Company or Blair at any time with or without cause, upon written notice to the other party; provided, however, that (a) no such termination will affect Blair’s right to expense reimbursement under Section 3, the payment of any accrued and unpaid fees pursuant to Section 2 or the indemnification contemplated by Section 4 or the Indemnity Agreement referred to therein and (b) if the Company, directly or indirectly, consummates the Offering within twenty-four months following such termination with any party (i) which Blair has identified, (ii) in respect of which Blair has rendered advice, or (iii) with which the Company has directly or indirectly held discussions or furnished information regarding the Company prior to such termination, then Blair will be entitled to the full amount of the fee contemplated by Section 2.

6.	Governing Law; Jurisdiction; Waiver of Jury Trial. This letter agreement and the Indemnity Agreement will be deemed made in New York and will be governed by the laws of the State of New York. The Company irrevocably submits to the jurisdiction of any court of the State of New York or the United States District Court of the Northern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this letter agreement or the Indemnity Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company’s equity holders and creditors) and Blair hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with the Indemnity agreement, this letter agreement and the transactions contemplated hereby (including, without limitation, any Offering).

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7.	No Rights in Equityholders, Creditors. This letter agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the indemnity Agreement. The Company acknowledges and agrees that (a) Blair will act as an independent contractor and is being retained solely to assist the Company in its efforts to effect a Offering and that, Blair is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating a Offering, (b) Blair is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the Company, any affiliate of the Company or any other person by virtue of this letter agreement and the retention of Blair hereunder, all of which duties and liabilities are hereby expressly waived and (c) nothing contained herein shall be construed to obligate Blair to purchase, as principal, any of the securities offered by the Company in the Offering. Neither equityholders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

8.	Blair; Other Activities. It is understood and agreed that Blair may, from time to time, make a market in, have a long or short position, buy and sell or otherwise affect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this letter agreement. This is to confirm that possible investors identified or contacted by Blair could include entities in respect of which Blair may have rendered or may in the future render services.

9.	Other. This letter agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. The Company agrees that this engagement letter will be replaced with a Placement Agency Agreement that provides for such Offering and that contains standard representative, warranties and indemnifications that are typical for such agreements; provided that the economic and business provisions set for herein will be reflected in the Placement Agency Agreement.
If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us. We look forward to working with you.

Very truly yours, WILLIAM BLAIR & COMPANY, L.L.C.
By:	/s/ Kelly J. Martin
	Name:	Kelly J. Martin
	Title:	Principal

ACCEPTED AND AGREED AS OF :
THE DATE FIRST ABOVE WRITTEN
AMAIZING ENERGY HOLDING COMPANY, LLC

By:	/s/ Sam J. Cogdill Name: Sam Cogdill
Title: Chairman

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Schedule A
Schedule A Investors include the following:
1. Amaizing Energy Cooperative
2. Capitaline Renewable Energy, LP
3. Energy Partners, LLC
4. ICM, Inc.
5. NEK-SEN Energy, LLC
6. Atlantic Energy, LLC
7. Fagen, Inc. or any of its affiliates

Amaizing Energy Holding Company, LLC
2404 West Highway 30
Denison, IA 51442
September 24, 2007
William Blair & Company, L.L.C.
222 West Adams Street
Chicago, IL 60606
Gentlemen:
In connection with your engagement by Amaizing Energy Holding Company, LLC (the “Company”) pursuant to the letter agreement of even date herewith (the “Engagement Letter”), as the same may be modified or amended from time to time hereafter, the Company hereby agrees to indemnify and hold harmless William Blair & Company, L.L.C. (“Blair”) and each of the Other Indemnified Parties (as defined below) to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, costs, disbursements and liabilities (including amounts paid in settlement) (collectively, “Losses”) and expenses (including, without limitation, all fees and expenses of Blair’s and each of the Other Indemnified Parties’ counsel and all of Blair’s and each of the Other Indemnified Parties’ reasonable travel and other out-of-pocket expenses incurred at the Company’s request or otherwise incurred in connection with the investigation of any pending or threatened claims or the preparation for, the defense of, or the furnishing of evidence in, any pending or threatened litigation, investigation or proceedings, whether or not Blair or any Other Indemnified Party is a party thereto) (collectively, “Expenses”) based upon, arising out of or in any way relating to any Offering (as such term is defined in the Engagement Letter) or Blair’s engagement under the Engagement Letter; provided that the Company will have no obligation to indemnify and hold harmless Blair or any of the Other Indemnified Parties in respect of any Losses or Expenses which are finally judicially determined to have resulted primarily and directly from the gross negligence or bad faith of Blair in fulfilling its duties under the Engagement Letter. The Company also agrees that neither Blair nor any of the Other Indemnified Parties shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with such engagement, except for any Losses or Expenses which are finally judicially determined to have resulted primarily from Blair’s gross negligence or bad faith in fulfilling its duties under the Engagement Letter. Expenses will be reimbursed or advanced when and as incurred promptly upon submission by Blair of statements to the Company. The Other Indemnified Parties will mean and include (i) Blair’s affiliates, (ii) the respective members, principals, partners, directors, officers, agents and employees of and counsel to Blair and its affiliates, (iii) each other person, if any, controlling Blair or any of its affiliates and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.
If any litigation, investigation or proceeding is commenced as to which Blair proposes to demand indemnification, Blair will notify the Company with reasonable promptness; provided, however, that any failure by Blair to notify the Company will relieve the Company from its obligations hereunder only to the extent the Company has been prejudiced by such failure or delay. The Company will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to

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Blair or such Other Indemnified Party and the payment of the fees and expenses of such counsel. In the event (i) Blair or such Other Indemnified Party reasonably determines that having common counsel would present such counsel with a conflict of interest, (ii) the defendants in or targets of any such action or proceeding include both Blair or Other Indemnified Party and the Company and Blair or such Other Indemnified Party reasonably concludes that there may be legal defenses available to it or Other Indemnified Parties that are different from or in addition to those available to the Company, or (iii) the Company fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to Blair or such Other Indemnified Party in a timely manner, then Blair or such Other Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding, and the Company will pay the reasonable and customary fees and disbursements of such separate counsel (in addition to local counsel, as needed) for Blair and such Other Indemnified Parties. and the Company will pay the reasonable fees, expenses and disbursements of such counsel. The Company retains the right to participate in the defense of such litigation, investigation or proceeding as to which Blair seeks indemnification through counsel of the Company’s choice (the cost of which will be paid by the Company) and Blair will reasonably cooperate with such counsel and the Company (including, to the extent possible and consistent with its own interests, keeping the Company reasonably informed of such defense). The Company will be liable for any settlement of any claim against Blair made with the Company’s written consent, which consent will not be unreasonably withheld.
If, for any reason, the foregoing indemnification is unavailable to Blair or any of the Other Indemnified Parties or is insufficient to hold them harmless in respect of any Losses or Expenses, then the Company will contribute to the amount paid or payable by Blair or any of the Other Indemnified Parties as a result of such Losses and Expenses in such proportion as is appropriate to reflect the relative benefits (or anticipated benefits) to the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand from the Offering, or if such allocation is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand, but also the relative fault of the Company, its directors, officers, employees, agents and advisers (other than Blair) on the one hand and Blair and the Other Indemnified Parties on the other hand, as well as any other relevant equitable considerations. The relative benefits received (or anticipated to be received) by the Company and its stockholders on the one hand and by Blair and the Other Indemnified Parties on the other hand will be deemed to be in the same proportion as the Transaction Consideration (as defined in the Engagement Letter) bears to the total fees paid to Blair pursuant to the Engagement Letter. The relative fault of any party or other person will be determined by reference to such party’s or person’s knowledge, access to information and opportunity to prevent or correct any misstatement, omission, misconduct or breach of duty. In no event will the amount required to be contributed by Blair and the Other Indemnified Parties hereunder exceed the total amount of fees paid to Blair pursuant to the Engagement Letter. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.
The reimbursement, indemnity and contribution obligations of the Company hereunder will (i) be in addition to any liability which the Company may otherwise have, (ii) survive the completion or termination of Blair’s engagement under the Engagement Letter and (iii) shall be binding upon any successors and assigns of the Company.
In the event that any litigation, investigation or proceeding relating to the transaction contemplated by the Engagement Letter is commenced or threatened against the Company, the Company will not settle any such pending or threatened litigation, investigation or proceeding without Blair’s consent (which consent will not be unreasonably withheld) unless (i) Blair, by name, and the Other Indemnified Parties, by description, are included in any release or settlement agreement, whether or not Blair and the Other

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Indemnified Parties are named as defendants in such litigation or proceeding, (ii) Blair and the Other Indemnified Parties are unconditionally released from all claims and liabilities asserted or which could have been asserted in such litigation, investigation or proceeding and (iii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of Blair or the Other Indemnified Parties.
This Indemnity Agreement will be deemed made in Illinois. The validity and interpretation of this Indemnity Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). The Company irrevocably submits to the jurisdiction of any court of the State of Illinois or the United States District Court of the Northern District of the State of Illinois for the purpose of any suit, action or other proceeding arising out of this Indemnity Agreement which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company’s equity holders and creditors) and Blair hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Indemnity Agreement.
This Indemnity Agreement may not be modified or amended except in writing executed by the parties hereto. This Indemnity Agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

Very truly yours, Amaizing Energy Holding Company, LLC
By:	/s/ Sam J. Cogdill
	Name:	Sam Cogdill
	Title:	Chairman

Agreed and accepted as of
the date above.
WILLIAM BLAIR & COMPANY, L.L.C.

By:	/s/ Kelly J. Martin Name: Kelly J. Martin
Title: Principal